Residential Funding Mortgage Securities I, Inc.
                                    Depositor

                         Residential Funding Corporation
                                 Master Servicer

               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2002-S3


                       Supplement dated February 28, 2002
                                       to
                  Prospectus Supplement dated February 21, 2002
                                       to
                          Prospectus dated May 23, 2001

         Capitalized terms used herein and not otherwise defined herein have the meanings assigned in the Prospectus Supplement dated February 21, 2002.

         The fifth paragraph on page S-39 under the caption entitled "Allocation of Losses; Subordination" of the prospectus supplement shall be amended by deleting the words in such paragraph in its entirety and replacing it with the following:

         The Fraud Loss Amount shall initially be equal to $2,548,698. As of any date of determination after the cut-off date, the Fraud Loss Amount shall equal
(X) prior to the third anniversary of the cut-off date an amount equal to 1.0% of the aggregate principal balance of all of the mortgage loans as of the cut-off date minus the aggregate amounts allocated through subordination with respect to Fraud Losses up to that date of determination and (Y) from the third to the fifth anniversary of the cut-off date, an amount equal to (1) the lesser of (a) the Fraud Loss Amount as of the most recent anniversary of the cut-off date and (b) 0.50% of the aggregate principal balance of all of the mortgage loans as of the most recent anniversary of the cut-off date minus (2) the aggregate amounts allocated through subordination with respect to Fraud Losses since the most recent anniversary of the cut-off date up to that date of determination. On and after the fifth anniversary of the cut-off date, the Fraud Loss Amount shall be zero and Fraud Losses shall not be allocated through subordination.






GREENWICH CAPITAL MARKETS, INC.                   BANC OF AMERICA SECURITIES LLC

                                  UNDERWRITERS




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         This supplement may be used to offer or sell the certificates offered hereby only if accompanied by the prospectus supplement and prospectus.

         Dealers will be required to deliver a supplement, prospectus supplement and prospectus when acting as underwriters of the certificates offered hereby and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the offered certificates, whether or not participating in this offering, may be required to deliver a supplement, prospectus supplement and prospectus until May 29, 2002.